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                                                                Exhibit 23.0

                 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Havana Group, Inc.
Canton, Ohio 44718




            As independent certified public accountants for The Havana Group, Inc., we hereby consent to the use in this Form SB-2 Registration Statement for The Havana Group, Inc. of our report included herein, which has a date of April 11, 1997, relating to the combined balance sheet of E. A. Carey of Ohio, Inc. and Monarch Pipe Company as of December 31, 1996, and the related combined statements of income, cash flows, and stockholders' equity for the years ended December 31, 1996 and 1995, and to the reference to our firm under the caption "Experts" in the Prospectus.


                                               Hauser & Taylor LLP

Canton, Ohio
February 9, 1998